UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2008

First Defiance Financial Corp.
(Exact name of registrant as specified in its charter)

Ohio	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Clinton Street, Defiance, Ohio           43512
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (419) 782-5015

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17-CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On September 7, 2008, the U.S. Treasury Department (“Treasury”) and Federal Housing Finance Agency (“FHFA”) announced a plan to place the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under conservatorship. Under the plan, the Treasury and FHFA will purchase senior preferred stock as needed to ensure each company maintains a positive net worth. Common and preferred dividends will be suspended and preferred stock claims will be maintained ahead of common stock but behind the senior preferred stock held by the Treasury and FHFA

First Defiance Financial Corp. (the “Company”) holds 40,000 shares of  Series S preferred stock issued by Fannie Mae and 40,000 shares of Series Z preferred stock issued by Freddie Mac with a combined cost basis of approximately $2.0 million. These securities are held in the Company’s available for sale securities portfolio and as such are subject to a potential other than temporary impairment charge to earnings under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The estimated fair market value of these securities has declined from $1.9 million at June 30, 2008 to $191,000 at September 11, 2008.

In light of the actions taken by Treasury and FHFA and the accompanying significant decline in fair value of these securities below cost, the Company has deemed the impairment to be other than temporary and, accordingly, will recognize a charge to earnings in the third quarter. The amount of the impairment charge will not be determined until the end of the third quarter. As of September 11, 2008 this charge would have been approximately $1.9 million on a pre-tax basis. Based on management’s current projections, a potential other than temporary impairment and loss on these securities would not impact the Company’s subsidiary bank’s ability to maintain capital ratios above the “well capitalized” regulatory requirement, or the Company’s ability to pay cash dividends to common shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

First Defiance Financial Corp.

By:	/s/ John C. Wahl
John C. Wahl Executive Vice President/ Chief Financial Officer

Date: September 12, 2008